Exhibit 99.1
News Release
Axalta Coating Systems 2001 Market Street Suite 3600 Philadelphia, PA 19103 USA	Contact Christopher Mecray D +1 215 255 7970 Christopher.Mecray@axalta.com

For Immediate Release

Axalta Releases Fourth Quarter and Full Year 2018 Results

Fourth Quarter 2018 Highlights:

•	Net sales of $1,158.1 million decreased 0.6%; increased 2.7% on a constant currency basis year-over-year

•	Net income improvement primarily driven by the absence of prior year impacts of U.S. tax reform

•	Lower Adjusted EBITDA includes a substantial impact from variable cost inflation

•	Ongoing inflation headwinds offset with strong 6.5% price and product mix contribution to net sales in Performance Coatings

•	Operating cash flow of $250.6 million in Q4 2018 versus $233.6 million in Q4 2017

Full Year 2018 Highlights:

•	Net sales of $4,669.7 million, up 7.3% and 6.7% on a constant currency basis

•	Net income improvement driven by the absence of impacts from U.S. tax reform and Venezuela deconsolidation

•	Adjusted EBITDA growth included higher average price as partial offset to significant variable cost inflation headwinds

•	Adjusted EBITDA margins stable versus 2017 due to higher average pricing and incremental productivity

•	Operating cash flow of $496.1 million in 2018 versus $540.0 million in 2017

PHILADELPHIA, PA, January 30, 2019 - Axalta Coating Systems Ltd. (NYSE:AXTA) (“Axalta”), a leading global coatings company, announced its financial results for the fourth quarter and full year ended December 31, 2018.
Fourth Quarter Consolidated Financial Results
Net sales of $1,158.1 million for the fourth quarter of 2018 decreased 0.6%, including 3.3% negative foreign currency translation impact. Constant currency net sales increased 2.7% in the period, driven by 4.4% higher average selling prices, offset partly by a 1.7% volume decrease inclusive of 0.4% acquisition contribution. Organic net sales were driven by growth in Performance Coatings with relatively equal contribution from both Refinish and Industrial end-markets, offset partly by lower net sales from Transportation Coatings. Average price and product mix contributed solidly in the quarter, adding 4.4% overall, including a 6.5% price contribution from Performance Coatings. Transportation Coatings saw positive price and product mix contribution of 0.8% in the quarter.
Net income attributable to Axalta for the fourth quarter was $75.4 million compared with a loss of $61.5 million in Q4 2017, primarily driven by the absence of certain charges for restructuring, offerings and transactions, as well as U.S. tax reform in Q4 2017 that did not recur to the same extent in 2018. Fourth quarter adjusted net income of $80.1 million decreased compared with $90.2 million in Q4 2017.
Adjusted EBITDA was $234.9 million for the fourth quarter compared with $245.4 million in Q4 2017, including headwinds from volumes largely in Transportation Coatings, higher raw material costs, incremental operating expenses, as well as foreign exchange headwinds, offset partially by substantive contribution from improved price and product mix largely from Performance Coatings.

“Axalta ended the year in line with our communicated guidance from October, with both net sales and Adjusted EBITDA, reflecting strong execution by our team given continued currency and automotive challenges," said Robert W. Bryant, Axalta’s Chief Executive Officer. “We saw continued pricing momentum in Performance Coatings, and a return to positive average price and product mix in our Light Vehicle end-market within Transportation Coatings,” Mr. Bryant noted.
Mr. Bryant continued, “In 2018, Axalta accomplished a great deal in the face of several headwinds, managing to offset input cost inflation as well as a slowdown in certain coatings markets in China with a combination of incremental global pricing actions and substantial productivity gains. This enabled us to hold margins nearly constant for the year, which was a meaningful accomplishment in this context. We also recorded high single-digit net sales growth, in line with our objectives, including strong contribution from both end-markets in Performance Coatings.”
“As we focus on 2019, we remain cautiously optimistic regarding key end-market drivers, with broad stability and supportive conditions in Performance Coatings globally, but flatter global demand in Transportation Coatings. We target ongoing market outgrowth through product innovation and strong execution against this backdrop, and we are highly focused on continuing to differentiate Axalta through speed, agility and focus on the customer,” Mr. Bryant stated. “Our key goals for 2019 include continued new business wins in core markets, execution to margin recovery targets, and ongoing optimization of overall business returns, including strong free cash flow generation.”
Performance Coatings Results
Performance Coatings net sales were $757.5 million in Q4 2018, an increase of 3.4% year-over-year including 3.0% unfavorable foreign currency impact. Constant currency net sales increased 6.4%, driven by 6.5% higher average selling price and mix benefits and modest 0.6% acquisition contribution offset by volume decreases of 0.7%.
Net sales in our Refinish end-market increased 3.1% in Q4 2018 (increased 6.3% excluding foreign currency translation), driven by price and mix benefits from all regions, and a modest decrease in overall volumes. Industrial end-market net sales increased 3.9% in the fourth quarter (increased 6.6% excluding foreign currency translation) as organic volume grew in the low single digits and price increased in the mid-single digits.
The Performance Coatings segment generated Adjusted EBITDA of $172.2 million in the fourth quarter, a 4.1% year-over-year increase, driven by positive price and mix contribution offset partly by headwinds from variable cost inflation and foreign exchange impacts. Adjusted EBITDA margin of 22.7% in Q4 2018 reflected a 10 basis point increase compared to the corresponding prior year quarter.
Transportation Coatings Results
The Transportation Coatings segment produced net sales of $400.6 million in Q4 2018, a decrease of 7.4% versus Q4 2017. Constant currency net sales decreased 3.7% year-over-year, driven by a 4.5% decrease in volumes, offset partly by 0.8% higher average selling price and mix benefits.
Light Vehicle net sales decreased 7.9% year-over-year (decreased 3.9% excluding foreign currency translation), largely impacted by lower sales in China and EMEA, offset partly by growth in North America. Commercial Vehicle net sales decreased 5.5% versus Q4 2017 (decreased 3.3% excluding foreign currency translation), driven by moderate reductions in other global truck markets and from certain non-truck customers, offset by ongoing strength in the Americas heavy duty truck production.
The Transportation Coatings segment generated Adjusted EBITDA of $62.7 million in Q4 2018, a decrease of 21.6% compared to Q4 2017, with increased variable cost pressure, foreign exchange headwinds and slightly lower volumes offset partly by slightly higher average selling price and mix benefits. Segment Adjusted EBITDA margin of 15.7% in Q4 2018 compared to 18.5% in the prior year quarter and improved from 15.2% in Q3 2018.

Balance Sheet and Cash Flow Highlights
We ended the year with cash and cash equivalents of $693.6 million. Our net debt was $3.2 billion as of year-end, compared to $3.3 billion as of Q3 2018, driven by higher cash balances. Net debt to Adjusted EBITDA was 3.4x at year-end. We repurchased 4.0 million shares of our common stock in the fourth quarter for total consideration of $106.0 million. Share repurchases for the year ended December 31, 2018 were 9.1 million for total consideration of $253.8 million.
Fourth quarter operating cash flow was $250.6 million versus $233.6 million in the corresponding quarter of 2017, reflecting improved cash collections partially offset by increased upfront customer incentive payments in conjunction with attractive long-term contractual commitments. Free cash flow totaled $220.2 million, an improvement versus $195.8 million in the prior year quarter.
“In spite of significant inflation and select fundamental headwinds in automotive markets experienced during 2018, Axalta performed well in both operating execution and meeting our financial targets,” said Sean Lannon, Axalta’s Senior Vice President and Chief Financial Officer. “We finished the year with free cash flow slightly above the higher end of our communicated range from October, resulting in slightly lower net debt leverage. For 2019, we are focused on continued operating and financial discipline and delivering on the goals outlined below, which include ongoing sales and profit growth and substantially higher free cash flow. We look forward to updating our investors on progress against these goals as we move through the year.”
2019 Guidance Update
We are updating our outlook for the full year 2019 as follows:

•	Net sales growth of 1-2% as reported, or 2-3% excluding FX headwinds

•	Adjusted EBIT of $560-610 million

•	Diluted adjusted EPS range of $1.30-1.50, assuming the mid-point of the income tax rate, as adjusted

•	Depreciation and amortization of ~$375 million (inclusive of ~$25 million accelerated depreciation for our Mechelen, Belgium site)

•	Adjusted EBITDA of $950-1,000 million

•	Interest expense of ~$165 million

•	Income tax rate, as adjusted, of 20-22%

•	Diluted shares outstanding of ~239 million

•	Capital expenditures of ~$160 million

•	Free cash flow of $430-470 million

Conference Call Information
As previously announced, Axalta will hold a conference call to discuss its fourth quarter and full year 2018 financial results on January 30, 2019 at 8:00 a.m. ET. The U.S. dial-in phone number for the conference call is 877-407-0784 and the international dial-in number is +1-201-689-8560. A live webcast of the conference call will also be available online at www.axalta.com/investorcall. For those unable to participate in the conference call, a replay will be available through February 6, 2019. The U.S. replay dial-in phone number is 844-512-2921 and the international replay dial-in number is +1-412-317-6671. The replay passcode is 13686716.

Cautionary Statement Concerning Forward-Looking Statements
This release may contain certain forward-looking statements regarding Axalta and its subsidiaries including those relating to market conditions, as well as our full year 2019 outlook, including net sales growth, Adjusted EBIT, Adjusted EBITDA, interest expense, income tax rate, as adjusted, Diluted adjusted EPS, free cash flow, capital expenditures, depreciation and amortization, and diluted shares outstanding. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Axalta’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. More information on potential factors that could affect Axalta's financial results is available in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" section within Axalta's most recent annual report on Form 10-K, and in other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures
The historical financial information included in this presentation includes financial information that is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including constant currency net sales growth, income tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Diluted adjusted EPS, free cash flow, net debt and Adjusted net income. Management uses these non-GAAP financial measures in the analysis of our financial and operating performance because they assist in the evaluation of underlying trends in our business. Adjusted EBITDA, Adjusted EBIT and Diluted adjusted EPS consist of EBITDA, EBIT and Diluted EPS, respectively, adjusted for (i) certain non-cash items included within net income, (ii) certain items Axalta does not believe are indicative of ongoing operating performance or (iii) certain nonrecurring, unusual or infrequent items that have not occurred within the last two years or we believe are not reasonably likely to recur within the next two years. We believe that making such adjustments provides investors meaningful information to understand our operating results and ability to analyze financial and business trends on a period-to-period basis. Adjusted net income shows the adjusted value of net income (loss) attributable to controlling interests after removing the items that are determined by management to be items that we do not consider indicative of our ongoing operating performance or unusual or nonrecurring in nature. Our use of the terms constant currency net sales growth, income tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Diluted adjusted EPS, free cash flow, net debt and Adjusted net income may differ from that of others in our industry. Constant currency net sales growth, income tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Diluted adjusted EPS, free cash flow, net debt and Adjusted net income should not be considered as alternatives to net sales, net income (loss), income (loss) before operations or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows or as measures of liquidity. Constant currency net sales growth, income tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Diluted adjusted EPS, free cash flow, net debt and Adjusted net income have important limitations as analytical tools and should be considered in conjunction with, and not as substitutes for, our results as reported under GAAP. This presentation includes a reconciliation of certain non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP. Axalta does not provide a reconciliation for non-GAAP estimates for constant currency net sales growth, Adjusted EBIT, Adjusted EBITDA, Diluted adjusted EPS, income tax rate, as adjusted, or free cash flow on a forward-looking basis because the information necessary to calculate a meaningful or accurate estimation of reconciling items is not available without unreasonable effort. For example, such reconciling items include the impact of foreign currency exchange gains or losses, gains or losses that are unusual or nonrecurring in nature, as well as discrete taxable events. We cannot estimate or project these items and they may have a substantial and unpredictable impact on our US GAAP results.
Constant Currency
Constant currency or ex-FX percentages are calculated by excluding the change in average exchange rates between the current and comparable period by currency denomination exposure of the comparable period amount.
Segment Financial Measures
Our primary measure of segment operating performance, as determined in accordance with GAAP, is Adjusted EBITDA, which is a key metric that is used by management to evaluate business performance in comparison to budgets, forecasts and prior year financial results, providing a measure that management believes reflects Axalta’s core operating performance. A reconciliation of this non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP is not required.

About Axalta Coating Systems
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enhance durability. With more than 150 years of experience in the coatings industry, the 14,000 people of Axalta continue to find ways to serve our more than 100,000 customers in 130 countries better every day with the finest coatings, application systems and technology. For more information visit axalta.com and follow us @axalta on Twitter.

Financial Statement Tables
AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)
	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Net sales	$1,158.1	$1,164.8	$4,669.7	$4,352.9
Other revenue	7.7	7.6	26.3	24.1
Total revenue	1,165.8	1,172.4	4,696.0	4,377.0
Cost of goods sold	777.4	746.6	3,106.3	2,780.5
Selling, general and administrative expenses	213.3	278.3	959.1	995.4
Venezuela asset impairment and deconsolidation charge	—	—	—	70.9
Research and development expenses	18.8	16.7	73.1	65.3
Amortization of acquired intangibles	28.5	28.9	115.4	101.2
Income from operations	127.8	101.9	442.1	363.7
Interest expense, net	41.1	37.9	159.6	147.0
Other expense (income), net	3.6	(0.8)	15.0	27.1
Income before income taxes	83.1	64.8	267.5	189.6
Provision for income taxes	6.3	120.4	54.2	141.9
Net income (loss)	76.8	(55.6)	213.3	47.7
Less: Net income attributable to noncontrolling interests	1.4	5.9	6.2	11.0
Net income (loss) attributable to controlling interests	$75.4	$(61.5)	$207.1	$36.7
Basic net income (loss) per share	$0.32	$(0.26)	$0.87	$0.15
Diluted net income (loss) per share	$0.32	$(0.26)	$0.85	$0.15
Basic weighted average shares outstanding	236.0	240.3	239.0	240.4
Diluted weighted average shares outstanding	239.0	240.3	242.9	246.1

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions, except per share data)
	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$693.6	$769.8
Restricted cash	2.8	3.1
Accounts and notes receivable, net	860.8	870.2
Inventories	613.0	608.6
Prepaid expenses and other	139.4	63.9
Total current assets	2,309.6	2,315.6
Property, plant and equipment, net	1,298.2	1,388.6
Goodwill	1,230.8	1,271.2
Identifiable intangibles, net	1,348.0	1,428.2
Other assets	489.1	428.6
Total assets	$6,675.7	$6,832.2
Liabilities, Shareholders’ Equity
Current liabilities:
Accounts payable	$522.8	$554.9
Current portion of borrowings	42.2	37.7
Other accrued liabilities	475.6	489.6
Total current liabilities	1,040.6	1,082.2
Long-term borrowings	3,821.8	3,877.9
Accrued pensions	261.9	279.1
Deferred income taxes	140.8	152.9
Other liabilities	100.1	32.3
Total liabilities	5,365.2	5,424.4
Commitments and contingent liabilities
Shareholders’ equity
Common shares, $1.00 par, 1,000.0 shares authorized, 246.7 and 243.9 shares issued and outstanding at December 31, 2018 and 2017, respectively	245.3	242.4
Capital in excess of par	1,409.5	1,354.5
Retained earnings (Accumulated deficit)	198.6	(21.4)
Treasury shares, at cost, 11.1 and 2.0 shares at December 31, 2018 and 2017, respectively	(312.2)	(58.4)
Accumulated other comprehensive loss	(336.1)	(241.0)
Total Axalta shareholders’ equity	1,205.1	1,276.1
Noncontrolling interests	105.4	131.7
Total shareholders’ equity	1,310.5	1,407.8
Total liabilities and shareholders’ equity	$6,675.7	$6,832.2

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)
	Years Ended December 31,
	2018	2017
Operating activities:
Net income	$213.3	$47.7
Adjustment to reconcile net income to cash provided by operating activities:
Depreciation and amortization	369.1	347.5
Amortization of deferred financing costs and original issue discount	8.0	8.0
Debt extinguishment and refinancing related costs	9.5	13.4
Deferred income taxes	6.1	91.7
Realized and unrealized foreign exchange losses (gains), net	17.3	(3.6)
Stock-based compensation	37.3	38.5
Asset impairments	—	7.6
Loss on deconsolidation of Venezuela	—	70.9
Interest income on swaps designated as net investment hedges	(9.4)	—
Other non-cash, net	(0.9)	4.4
Changes in operating assets and liabilities:
Trade accounts and notes receivable	(22.3)	(15.2)
Inventories	(48.1)	(19.9)
Prepaid expenses and other	(157.3)	(84.9)
Accounts payable	49.5	39.8
Other accrued liabilities	(8.4)	6.7
Other liabilities	32.4	(12.6)
Cash provided by operating activities	496.1	540.0
Investing activities:
Acquisitions, net of cash acquired	(82.8)	(564.4)
Investment in non-controlling interest	(26.9)	—
Purchase of property, plant and equipment	(143.4)	(125.0)
Interest proceeds on swaps designated as net investment hedges	9.4	—
Proceeds from settlement of swaps designated as net investment hedges	22.5	—
Other investing activities, net	5.1	(0.2)
Cash used for investing activities	(216.1)	(689.6)
Financing activities:
Proceeds from long-term borrowings	468.9	483.6
Payments on short-term borrowings	(44.7)	(14.1)
Payments on long-term borrowings	(511.3)	(50.0)
Financing-related costs	(10.8)	(10.4)
Dividends paid to noncontrolling interests	(1.0)	(3.0)
Purchase of treasury stock	(253.8)	(58.4)
Proceeds from option exercises	17.4	24.8
Deferred acquisition-related consideration	(6.0)	(5.2)
Cash (used for) provided by financing activities	(341.3)	367.3
(Decrease) increase in cash and cash equivalents	(61.3)	217.7
Effect of exchange rate changes on cash	(15.2)	17.1
Cash at beginning of period	772.9	538.1
Cash at end of period	$696.4	$772.9

Cash at end of period reconciliation:
Cash and cash equivalents	$693.6	$769.8
Restricted cash	2.8	3.1
Cash at end of period	$696.4	$772.9

The following table reconciles cash provided by operating activities to free cash flow for the periods presented (in millions):

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Cash provided by operating activities	$250.6	$233.6	$496.1	$540.0
Purchase of property, plant and equipment	(33.9)	(37.8)	(143.4)	(125.0)
Interest proceeds on swaps designated as net investment hedges	3.5	—	9.4	—
Free cash flow	$220.2	$195.8	$362.1	$415.0

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA for the periods presented (in millions):

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Net income (loss)	$76.8	$(55.6)	$213.3	$47.7
Interest expense, net	41.1	37.9	159.6	147.0
Provision for income taxes	6.3	120.4	54.2	141.9
Depreciation and amortization	94.2	91.6	369.1	347.5
EBITDA	218.4	194.3	796.2	684.1
Debt extinguishment and refinancing related costs (a)	1.1	0.4	9.5	13.4
Foreign exchange remeasurement losses (gains) (b)	0.5	(0.9)	9.2	7.4
Long-term employee benefit plan adjustments (c)	(0.5)	1.0	(1.9)	1.4
Termination benefits and other employee related costs (d)	1.5	28.7	81.7	35.3
Transition-related costs (e)	—	1.9	(0.2)	7.7
Offering and transactional costs (f)	0.1	12.3	1.2	18.4
Stock-based compensation (g)	9.8	8.0	37.3	38.5
Other adjustments (h)	4.0	—	5.2	3.5
Dividends in respect of noncontrolling interest (i)	—	(0.3)	(1.0)	(3.0)
Deconsolidation and site closure related impacts (j)	—	—	—	78.5
Adjusted EBITDA	$234.9	$245.4	$937.2	$885.2

(a)
During the three months and year ended December 31, 2018 and the year ended December 31, 2017 we restructured and refinanced our indebtedness resulting in losses of $1.1 million, $9.5 million and $13.0 million, respectively. During the three months ended December 31, 2017 we prepaid outstanding principal on our term loans, resulting in non-cash extinguishment losses of $0.4 million. We do not consider these items to be indicative of our ongoing operating performance.

(b)
Eliminates foreign exchange gains and losses resulting from the remeasurement of assets and liabilities denominated in foreign currencies, net of the impacts of our foreign currency instruments used to hedge our balance sheet exposures.

(c)	Eliminates the non-cash, non-service cost components of long-term employee benefit costs.

(d)
Represents expenses and associated changes to estimates related to employee termination benefits and other employee-related costs, which includes Axalta CEO recruitment fees. Employee termination benefits are associated with Axalta Way initiatives. These amounts are not considered indicative of our ongoing operating performance.

(e)
Represents integration costs and associated changes to estimates related to the 2017 acquisition of the Industrial Wood business that was a carve-out business from Valspar. We do not consider these items to be indicative of our ongoing operating performance.

(f)
Represents acquisition-related expenses, including changes in the fair value of contingent consideration, as well as $10.0 million of costs associated with contemplated merger activities during the three months ended December 31, 2017, all of which are not considered indicative of our ongoing operating performance.

(g)	Represents non-cash costs associated with stock-based compensation.

(h)
Represents certain non-operational or non-cash gains and losses unrelated to our core business and which we do not consider indicative of ongoing operations, including pre-tax indemnity losses offsetting the tax benefits on cash refunds received in connection with the acquisition by Axalta of the DuPont Performance Coatings business, gains and losses from the sale and disposal of property, plant and equipment, gains and losses from the remaining foreign currency derivative instruments and from non-cash fair value inventory adjustments associated with our business combinations.

(i)
Represents the payments of dividends to our joint venture partners by our consolidated entities that are not 100% owned, which are reflected to show the cash operating performance of these entities on Axalta's financial statements.

(j)
During the year ended December 31, 2017, we recorded a loss in conjunction with the deconsolidation of our Venezuelan subsidiary of $70.9 million. Additionally, during the year ended December 31, 2017, we recorded non-cash impairment charges related to certain manufacturing facilities previously announced for closure of $7.6 million. We do not consider these to be indicative of our ongoing operating performance.

The following table reconciles net income (loss) to adjusted net income for the periods presented (in millions, except per share data):

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Net income (loss)	$76.8	$(55.6)	$213.3	$47.7
Less: Net income attributable to noncontrolling interests	1.4	5.9	6.2	11.0
Net income (loss) attributable to controlling interests	75.4	(61.5)	207.1	36.7
Debt extinguishment and refinancing related costs (a)	1.1	0.4	9.5	13.4
Foreign exchange remeasurement losses (gains) (b)	0.5	(0.9)	9.2	7.4
Termination benefits and other employee related costs (c)	1.5	28.7	81.7	35.3
Transition-related costs (d)	—	1.9	(0.2)	7.7
Offering and transactional costs (e)	0.1	12.3	1.2	18.4
Deconsolidation impacts and impairments (f)	6.1	1.2	10.3	84.5
Other (g)	3.8	0.2	3.8	3.9
Total adjustments	13.1	43.8	115.5	170.6
Income tax provision (benefit) impacts (h)	8.4	(107.9)	12.5	(86.4)
Adjusted net income	$80.1	$90.2	$310.1	$293.7
Diluted adjusted net income per share	$0.34	$0.37	$1.28	$1.19
Diluted weighted average shares outstanding (1)	239.0	245.5	242.9	246.1

(1)
For the three months ended December 31, 2017, represents what diluted shares would have been compared to the 240.3 million diluted shares, respectively, as reported, if the period had been in a net income position versus the reported loss

(a)
During the three months and year ended December 31, 2018 and the year ended December 31, 2017 we restructured and refinanced our indebtedness resulting in losses of $1.1 million, $9.5 million and $13.0 million, respectively. During the three months ended December 31, 2017 we prepaid outstanding principal on our term loans, resulting in non-cash extinguishment losses of $0.4 million. We do not consider these items to be indicative of our ongoing operating performance.

(b)
Eliminates foreign exchange gains and losses resulting from the remeasurement of assets and liabilities denominated in foreign currencies, net of the impacts of our foreign currency instruments used to hedge our balance sheet exposures.

(c)
Represents expenses and associated changes to estimates related to employee termination benefits and other employee-related costs, which includes Axalta CEO recruitment fees. Employee termination benefits are associated with Axalta Way initiatives. These amounts are not considered indicative of our ongoing operating performance.

(d)
Represents integration costs and associated changes to estimates related to the 2017 acquisition of the Industrial Wood business that was a carve-out business from Valspar. We do not consider these items to be indicative of our ongoing operating performance.

(e)
Represents acquisition-related expenses, including changes in the fair value of contingent consideration, as well as $10.0 million of costs associated with contemplated merger activities during the three months ended December 31, 2017, all of which are not considered indicative of our ongoing operating performance.

(f)
During the year ended December 31, 2017, we recorded a loss in conjunction with the deconsolidation of our Venezuelan subsidiary of$70.9 million. During the three months and year ended December 31, 2018 and the year ended December 31, 2017, we recorded accelerated depreciation of $6.1 million, $10.3 million and $4.3 million, respectively, in connection with the previously announced closures of certain manufacturing facilities. Additionally, during the three months and year ended December 31, 2017, we recorded non-cash impairment charges related to abandoned in-process research and development assets and certain manufacturing facilities previously announced for closure of $1.2 million and $9.3 million, respectively. We do not consider these to be indicative of our ongoing operating performance.

(g)
Represents costs for non-cash fair value inventory adjustments associated with our business combinations, as well as pre-tax indemnity losses offsetting the tax benefits on cash refunds received in connection with the acquisition by Axalta of the DuPont Performance Coatings business, which we do not consider indicative of our ongoing operations.

(h)
The income tax impacts are determined using the applicable rates in the taxing jurisdictions in which expense or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure. The income tax impact includes the removal of discrete items for the three months and years ended December 31, 2018 and 2017 which were benefits of $9.7 million and $2.0 million, and expenses of $108.8 million and $108.8 million, respectively. Of the $2.0 million and $108.8 million of discrete income tax benefits and expenses removed for the years ended December 31, 2018 and 2017, $12.5 million and $112.5 million, respectively, are related to the impact of the U.S. Tax Cuts and Jobs Act legislation.